SEPARATION AGREEMENT AND GENERAL RELEASE

Century Aluminum Company, a Delaware corporation (the “Company”), and Wayne R. Hale (“Employee”) have entered into this Separation Agreement and General Release (this “Separation Agreement”) as of this 11th day of May, 2011, which is the date of the last signature hereto.  Attached to this Separation Agreement is the Annex A Consulting Agreement between the parties which is incorporated herein as a separate agreement (the “Consulting Agreement”). In consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.           Termination of Employment.

(a)           Employee and the Company agree that as of May 11, 2011 (the “Termination Date”), Employee’s employment with the Company has terminated.  As of the Termination Date, Employee resigned all positions Employee held as an officer, director or employee of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation of such positions.

(b)           Employee’s termination on the Termination Date pursuant to Section 1(a) will be a “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder (“Section 409A”), and after the Termination Date, Employee will not perform, and the Company will not require Employee to perform, services for the Company and its subsidiaries and affiliates, including pursuant to the Consulting Agreement, that exceed 20% of the average level of services Employee performed for the Company and its subsidiaries and affiliates during the 36 months preceding the Termination Date.

(c)           Within ten (10) days after the Termination Date, the Company will pay Employee a cash lump sum equal to all earned but unpaid salary and all accrued but unused paid time off (including vacation time) earned by Employee through the Termination Date.  In addition, the Company will reimburse Employee for all business expenses incurred on behalf of the Company through the Termination Date, in accordance with the Company’s policies with respect to the reimbursement of expenses.

2.           Payments and Other Consideration.  If Employee (i) executes and does not revoke this Separation Agreement during the revocation period described in Section 20 hereof and (ii) continues to comply with the terms and conditions of this Separation Agreement, including without limitation, the terms and conditions set forth in Section 6 hereof, then:

(a)           Continued Cash Severance Payments.  The Company will make cash payments to Employee in the aggregate amount of $2,255,192 (the “Continued Severance Payments”).  The Continued Severance Payments will be paid to Employee in substantially equal installments on the Company’s regularly scheduled payroll dates during the period commencing on the Termination Date and ending on December 31, 2013; provided, however, that the first such payment will be made on the Company’s first regularly scheduled payroll date on or after December 1, 2011 (the “Payment Date”) and will consist of all payments that would have been made to Employee between the period commencing on the Termination Date and ending on the Payment Date.

(b)           Pro-Rata Bonus Payment.  In addition to the Continued Severance Payments, the Company will, on the Payment Date, make a lump sum pro-rata bonus payment to Employee, in cash, in the amount of $122,164.

(c)           Treatment of Outstanding Incentive Awards.

(i)           Stock Options.  Effective as of the Termination Date, the options to purchase 41,187 shares of the Company’s common stock (“Common Stock”) that are (A) held by Employee under the Century Aluminum Company Amended and Restated 1996 Stock Incentive Plan (the “Stock Plan”), and the related award agreements issued to Employee thereunder, and (B) unvested as of immediately prior to the Termination Date, will become fully vested and exercisable.  Each option to purchase shares of Common Stock held by Employee as of the Date of Termination, whether vested or unvested as of immediately prior to the Termination Date (each, an “Option”), will remain outstanding and exercisable until the tenth anniversary of the date of grant of such Option, unless earlier exercised or settled pursuant to the terms of the Stock Plan and the award agreements issued with respect to the Option.

(ii)           Time-vesting Performance Share Units.  Effective as of the Termination Date, the 24,639 Time-vesting Performance Share Units held by Employee pursuant to the Century Aluminum Company Long-Term Incentive Plan (the “LTIP”), and the related award agreements issued to Employee thereunder (“TVPSUs”), will become fully vested, and the Company will deliver 24,639 shares of Common Stock in full satisfaction of the TVPSUs to Employee on the Payment Date.

(iii)           Performance Units.  Effective as of the Termination Date, a pro-rata portion of the 364,300 Performance Units held by Employee pursuant to the LTIP and the related award agreements issued thereunder (“Performance Units”) will become fully vested, and the Company will make a lump sum cash payment to Employee in the amount of $129,751, in full satisfaction of the Performance Units, which payment will be made on the earlier to occur of (A) a Change in Control, as defined in the LTIP and which qualifies as a change in ownership or effective control under Section 409A (a “409A Change in Control”) and (B) the date on which the Company makes cash payments in respect of such Performance Units to employees generally.

(iv)           Long-Term Transformational Incentive Plan.  Effective as of the Termination Date, a pro-rata portion of Employee’s outstanding awards held by Employee pursuant to the Century Aluminum Long-Term Transformational Incentive Plan (the “LTTIP”) and the related award agreements issued thereunder (“LTTIP Awards”)  will become fully vested, and the Company will make a lump sum cash payment to Employee in the amount of $80,055 in full satisfaction of the LTTIP Awards, payable between January 1, 2012 and March 31, 2012, or upon the earlier occurrence of a 409A Change in Control.

(d)           Reimbursement of Legal Expenses.  The Company will pay or reimburse Employee for up to $10,000 of legal fees and expenses reasonably incurred by Employee in connection with the drafting, negotiation and execution of this Separation Agreement and the Consulting Agreement, subject to Employee’s appropriate documentation of such legal expenses.

3.           General Release of Claims.

(a)           In exchange for the payments and benefits set forth in Paragraph 2 above, Employee and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Company and its subsidiaries and affiliates, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Employee now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Employee signs this Separation Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Employee’s employment by the Company and its subsidiaries and affiliates, (B) Employee’s service as an officer or key employee, as the case may be, of the Company and its subsidiaries and affiliates, (C) any transaction prior to the date upon which Employee signs this Separation Agreement and all effects, consequences, losses and damages relating thereto, (D) the services provided by Employee to the Company and its subsidiaries and affiliates, (E) Employee’s Employment Agreement with the Company, dated March 1, 2007, as amended on August 30, 2007 and December 1, 2008, and the letters issued to employee with respect thereto, dated February 17, 2010, (F) Employee’s Severance Protection Agreement with the Company, dated March 1, 2007, as amended on December 1, 2008, (G) the Stock Plan, the LTIP and the LTTIP, and any award agreements issued to Employee under the Stock Plan, the LTIP or the LTTIP, including but not limited to award agreements issued with respect to the TVPSUs, the Performance Units and the LTTIP Awards, (H) the Century Aluminum Company Annual Incentive Plan, and any other cash incentive award, stock option, restricted stock, performance award, performance award unit or other equity or equity-based award granted, or promised to be granted, by the Company to Employee or (I) Employee’s termination of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The California Fair Employment and Housing Act; the California Labor Code; California Industrial Welfare Commission Wage Orders; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b)           Notwithstanding the foregoing, nothing in this Separation Agreement shall release or waive any rights or claims Employee may have: (i) under this Separation Agreement; (ii) for indemnification under any written indemnification agreement by and between Employee and the Company and/or under applicable law or the Company’s charter or bylaws; (iii) under any applicable insurance coverage(s); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans or the Century Aluminum Company Supplemental Retirement Income Benefit Plan; (v) relating to Employee’s rights with respect to Options as set forth in Section 2(c)(i) or (vi) under the Consulting Agreement.

(c)           In addition, Employee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, and for the purpose of implementing a full and complete release and discharge of each and all of the Releasees, Employee expressly acknowledges that this Separation Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time Employee signed this Separation Agreement and this Separation Agreement contemplates the extinguishment of all such claims.

(d)           In consideration of the covenants contained herein, the Company (for itself and on behalf of its affiliates, subsidiaries, parents, divisions, and, to the extent permitted by law, the current, future and former employees, officers, directors, stockholders, partners, joint venturers, consultants, insurers, trustees and agents thereof, and their respective successors and assigns (in each case, solely in connection with their affiliation with the Company)), knowingly and voluntarily releases and forever discharges Employee and his spouse, heirs, administrators, children, representatives, executors, successors and assigns (collectively, the “Released Group”) from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, arising out of or relating in any way to Employee’s service or separation from service (including, but not limited to, Employee’s service as an employee, officer, director and/or manager), or otherwise based upon acts or events that occurred on or before the date on which the Company executes this Separation Agreement, that the Company has, has ever had or may have up to and including the date of the Company's execution of this Separation Agreement; provided that nothing herein will be deemed to release or discharge any member of the Released Group from any claims, causes of action, demands, fees or liabilities of any kind whatsoever, arising out of or relating to: (i) the Consulting Agreement, (ii) the enforcement of the Company’s rights hereunder; (iii) any rights or claims which arise after the date on which the Company executes this Separation Agreement; (iv) Employee’s illegal conduct, fraud (including, without limitation, undiscovered financial fraud), embezzlement or other willful gross misconduct; or (v) any claims, causes of action, demands, fees or liabilities of any kind whatsoever which cannot be waived by law.

(e)           In addition, Company expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, and for the purpose of implementing a full and complete release and discharge of each and all of the Released Group, the Company expressly acknowledges that this Separation Agreement is intended to include and does include in its effect, without limitation, all claims which Company does not know or suspect to exist in the Company’s favor at the time the Company signed this Separation Agreement and this Separation Agreement contemplates the extinguishment of all such claims.

4.           Affirmations.  Employee affirms that he has not filed or caused to be filed, and is not presently a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum or form.  Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act.  Employee disclaims and waives any right of reinstatement with the Company.

5.           Benefits and COBRA.  Except as otherwise provided in this Section 5, effective as of the Termination Date, Employee has ceased all Company health benefit coverage and other benefit coverage.  Employee acknowledges that the Company has advised Employee that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employee has a right to elect continued coverage under the Company’s group health plan for a period of eighteen (18) months, or such longer period as permitted under applicable law, from the Termination Date.

6.           Restrictive Covenants.

(a)           Confidentiality.  Employee will not, at any time, communicate or divulge to or use for the benefit of himself or any other person, firm, association or corporation, without the prior written consent of the Company, any Confidential Information (as defined below) owned or used by the Company or any of its subsidiaries or affiliates that may be communicated to, acquired by or learned of by Employee in the course of, or as a result of, Employee’s employment with the Company or any of its subsidiaries or affiliates.  All Confidential Information relating to the business of the Company or any of its subsidiaries or affiliates which Employee shall use or prepare or come into contact with shall become and remain the sole property of the Company or its subsidiaries or affiliates.  “Confidential Information” means information not generally known about the Company and its subsidiaries, affiliates, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists. Employee may disclose Confidential Information to the extent it (i) becomes part of the public domain other than as a result of Employee’s breach hereof or (ii) is required to be disclosed by applicable law or by order of any court of competent jurisdiction.  If Employee is required by applicable law or regulation to or by legal process to disclose any Confidential Information, Employee will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order.

(b)           Non-Disparagement.  Neither party will, at any time, take any action or make any public statement, including, without limitation, statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, the other party, any of its subsidiaries or affiliates, or any of their respective officers, directors, employees, successors, business services or products; provided that nothing herein shall restrict either party from making statements in good faith that are required by applicable law or by order of any court of competent jurisdiction.  The parties agree that the public announcement of the circumstances surrounding this Separation Agreement shall be limited to the Form 8-K Securities and Exchange Commission filing for the Company that the parties have jointly prepared.

(c)           Cooperation.  Commencing on the Termination Date, Employee will cooperate, without further compensation except as provided in this Section 6(c) and in the Consulting Agreement, in all reasonable respects with the Company and its subsidiaries and affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its subsidiaries or affiliates, to the extent the Company reasonably deems Employee’s cooperation necessary.  Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by Employee as a result of such cooperation.

7.           Return of Personal Property.  Employee promises to return to the Company all items of Company property in Employee’s possession, including any items containing Confidential Information, no later than the Termination Date.

8.           Notices.  All notices, demands, consents or communications required or permitted hereunder shall be in writing.  Any notice, demand or other communication given under this Separation Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To the Company:

Century Aluminum Company
2511 Garden Road - Building A, Suite 200
Monterey, CA 93940
Attention:  General Counsel
Facsimile:  831-642-9328

To Employee:

At the address contained in the Company’s personnel records provided that Employee may change his address at any time by giving the Company notice of such change in accordance with the notice provision of this Separation Agreement.

9.           Governing Law.  This Separation Agreement shall be governed by and construed and enforced according to the laws of the State of California, without regard to conflicts of laws principles thereof.  The parties agree that the state and federal courts located in the State of California shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Separation Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

10.           Nonadmission of Wrongdoing.  The parties agree that neither this Separation Agreement nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind, or any obligation by the Company to make any payments referenced herein.

11.           Amendment; Waiver. This Separation Agreement may not be modified, altered or changed except upon express written consent of both of the parties.  The failure of any party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Separation Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Separation Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

12.           Entire Agreement. This Separation Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties concerning the specific subject matter of this Agreement, other than the Consulting Agreement.  Each party acknowledges that such party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Separation Agreement, except for those set forth in this Separation Agreement and the Consulting Agreement.

13.           Severability.  The parties agree that if any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Separation Agreement.

14.           Withholding for Taxes.  The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any applicable law or government regulation or ruling

15.           Binding Effect; Assignment.  This Separation Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the parties,

including, without limitation, any successor to the Company.  The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein.  This Separation Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Separation Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Employee.

16.           Counterparts.  This Separation Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.           Section 409A.  To the extent applicable, it is intended that this Separation Agreement comply with the provisions of Section 409A.  This Separation Agreement shall be administered and interpreted in a manner consistent with this intent.  Employee is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of his separation from service and therefore to the extent necessary to comply with Section 409A, amounts payable to Employee hereunder are to be paid or made available on the earlier of (a) the first business day of the seventh month after the date of Employee’s termination of employment and (b) Employee’s death.  For purposes of Section 409A, any payments or benefits provided under this Separation Agreement shall be separate payments and not one of a series of payments.  Additionally, the following rules shall apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A:  (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

18.           Captions; Drafter Protection.  This Separation Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Separation Agreement.  It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, shall not apply to this Separation Agreement.

19.           Consultation with Attorney; Voluntary Agreement.  Employee acknowledges that (a) the Company has advised Employee of Employee’s right to consult with an attorney of Employee’s own choosing prior to executing this Separation Agreement, and Employee has so consulted an attorney, (b) Employee has carefully read and fully understands all of the provisions of this Separation Agreement, (c) Employee is entering into this Separation Agreement, including the releases set forth in Section 3, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Employee would be entitled to some but not all the benefits described in Section 2 in the absence of this Separation Agreement.

20.           Revocation.  Employee acknowledges that Employee has been given twenty-one (21) calendar days to consider the terms of this Separation Agreement, although Employee may sign it sooner.  Employee agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Employee will have seven (7) calendar days from the date on which Employee signs this Separation Agreement to revoke Employee’s consent to the terms of this Separation Agreement.  Such revocation must be in writing and sent via by hand delivery or facsimile to Century Aluminum Company, 2511 Garden Road - Building A, Suite 200, Monterey, CA 93940, Attention:  General Counsel,  Fax: 831-642-9328.    Notice of such revocation must be received within the seven (7) calendar days referenced above.  In the event of such revocation by Employee, this Separation Agreement will not become effective and Employee will not have any rights under Section 2 of this Separation Agreement.  Provided that Employee does not revoke this Separation Agreement with such seven-day period, this Separation Agreement will become effective on the eighth calendar day after the date on which Employee signs this Separation Agreement (the date of such effectiveness, the “Effective Date”).

IN WITNESS WHEREOF, the parties have executed this Separation Agreement in Monterey County, California, on the respective dates set forth below.

COMPANY:

CENTURY ALUMINUM COMPANY

Dated: May 11, 2011	By: /s/ Logan W. Kruger
Name: Logan W. Kruger
Title: President and Chief Executive Officer

EMPLOYEE:

/s/ Wayne R. Hale Wayne R. Hale, an individual

Dated: May 11, 2011